EXHIBIT 5.1

King & Spalding LLP
1180 Peachtree Street N.E.
Atlanta, GA 30309-3521
Tel: (404) 572-4600
Fax: (404) 572-5100
www.kslaw.com
June 2, 2010
Belk, Inc.
2801 West Tyvola Road
Charlotte, North Carolina 28217
Re: Belk, Inc.— Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel for Belk, Inc., a Delaware corporation (the “Corporation”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission. The Registration Statement relates to 2,500,000 shares (the “Shares”) of the Corporation’s Class B common stock, par value $.01 per share, reserved for issuance pursuant to, or upon the exercise of options (“Options”) or stock appreciation rights (“SARs”) granted under, the Corporation’s 2010 Incentive Stock Plan (the “Plan”).
     In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed, or photographic copies. We have relied, as to the matters set forth herein, on certificates of public officials.
     For purposes of this opinion, we have assumed the following: (i) the Shares that may be issued pursuant to, or upon the exercise of Options or SARs granted under, the Plan will continue to be duly authorized on the dates of such issuance and (ii) on the date on which any Option or SAR is exercised, such Option or SAR will be enforceable against the Corporation in accordance with its terms.

     This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
(a)	The Shares are duly authorized; and

(b)	When the Shares are issued pursuant to the Plan, or upon the exercise of Options or SARs granted pursuant to the Plan, such Shares will be validly issued, fully paid and nonassessable.
     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Corporation in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.
     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us in the Registration Statement.
Very truly yours,
/s/ King & Spalding LLP